Exhibit 99.1
DOLLAR TREE, INC. REPORTS RESULTS FOR THE THIRD QUARTER FISCAL 2020

~ Diluted Earnings per Share Increased 28.7% to $1.39 vs. $1.08 ~
~ Consolidated Net Sales Increased 7.5% to $6.18 Billion ~
~ Same-Store Sales: Enterprise +5.1%; Family Dollar +6.4%; Dollar Tree +4.0% ~
~ Dollar Tree Segment Operating Margin Improved 50 bps to 12.7% ~
~ Expanding Dollar Tree Plus! Offering to Approximately 500 Stores Beginning Spring 2021 ~

CHESAPEAKE, Va. — November 24, 2020 — Dollar Tree, Inc. (NASDAQ: DLTR) today reported financial results for its third quarter ended October 31, 2020.
“I am incredibly proud of our team’s efforts to continue serving customers effectively, while driving operational improvements in both banners through this dynamic retail environment,” stated Mike Witynski, President and Chief Executive Officer. “Dollar Tree delivered its strongest same-store sales performance in the past ten quarters, along with a 50 basis point improvement in operating margin. At Family Dollar, the improvement continues as the team delivered a 6.4% comparable store sales increase, a 230 basis point improvement in gross profit margin and a 250 basis point improvement in operating margin.”
Third Quarter Results
Consolidated net sales increased 7.5% to $6.18 billion from $5.75 billion in the prior year’s third quarter. Enterprise same-store sales increased 5.1%. Same-store sales for Family Dollar increased 6.4%. Dollar Tree same-store sales increased 4.0%.
Gross profit increased 12.9% to $1.92 billion in the quarter compared to the prior year’s third quarter. Gross margin increased 150 basis points to 31.2%, compared to 29.7% in the prior year’s quarter. The increase in gross margin was driven by improved merchandise costs including freight, leverage on occupancy costs from stronger same-store sales, improved shrink results and reduced markdowns, partially offset by higher distribution costs, which included $10.9 million in COVID-19-related payroll costs.
Selling, general and administrative expenses were 23.7% of net sales, compared to 23.5% of net sales in the prior year's third quarter. The increase was driven by COVID-19 costs of $35.3 million, or 57 basis points, related to frontline associate wage premiums, field management bonuses and store cleaning/PPE supplies.
Operating income for the quarter improved 29.9% to $465.5 million, compared with $358.4 million in the same period last year and operating income margin was 7.5% in the current quarter, compared to 6.2% in last year’s quarter. The third quarter of 2020 included total incremental operating costs of $46.3 million, or $0.15 per diluted share, for COVID-19-related expenses. These incremental costs by segment were $28.6 million for Dollar Tree, $17.4 million for Family Dollar and $0.3 million for Corporate, Support and Other.
Net income was $330.0 million in the third quarter and diluted earnings per share for the quarter increased 28.7% to $1.39, compared to $1.08 per share in the prior year’s quarter.
The Company repurchased 2,154,304 shares during the quarter for $200 million. The Company has $600 million remaining on its share repurchase authorization.

The Company opened 143 new stores, expanded or relocated 34 stores, and closed 16 stores. Additionally, the Company completed 371 renovations to the Family Dollar H2 format. Retail selling square footage at quarter end was approximately 124.3 million square feet.
First Nine Months Results
Consolidated net sales increased 8.4% to $18.74 billion from $17.30 billion in the same period last year. Enterprise same-store sales increased 6.5% on a constant currency basis (or 6.4% when adjusted to include the impact of Canadian currency fluctuations.), when compared to the prior year period. Same-store sales for Family Dollar increased 11.2%. Dollar Tree same-store sales increased 2.1%.
Gross profit for the first nine months increased 10.9% to $5.64 billion. As a percentage of net sales, gross margin improved 70 basis points to 30.1%, compared to 29.4% in the prior year period. The current year includes $28.7 million, or 0.2% of net sales, in COVID-19 costs.
Selling, general and administrative expenses were 23.7% of net sales, compared to 23.5% of net sales in the first nine months of 2019. The current year includes $225.6 million, or 1.2% of net sales, in COVID-19 costs.
Operating income for the period improved 19.1% to $1.21 billion. Operating income margin increased 50 basis points to 6.4% of net sales in the current year period from 5.9% of net sales in the prior year. The first nine months of 2020 included incremental operating costs of $254.3 million, or $0.82 per diluted share, for COVID-19-related expenses, which included wage premiums paid to hourly store and distribution center associates, and safety and sanitization supplies. These incremental costs by segment were $147.4 million for Dollar Tree, $104.9 million for Family Dollar and $2.0 million for Corporate, Support and Other.
Net income compared to the prior year period improved 19.2% to $839.1 million and diluted earnings per share increased 19.7% to $3.53 compared to $2.95 in the prior year period.
Leveraging the Power of Both Brands
The combination of Dollar Tree and Family Dollar provides the Company more opportunities to better serve more customers in more ways, and in more locations across the country.
In recent years, the Company has made significant progress in optimizing its portfolio of stores through new store openings, renovations, re-banners and closings. The H2 renovation program at Family Dollar continues to be a key component of the momentum in the turnaround. The H2 stores, on average, continue to comp at a 10%+ lift vs. non-renovated stores in their first year. Customers are responding favorably to the new categories and new price points. Sell through on seasonal items has been exceptional. There is continued opportunity to renovate older Family Dollar stores. As of October 31, 2020, the Company has approximately 2,240 Family Dollar stores in the H2 format. The Company currently plans to renovate approximately 1,250 Family Dollar stores in 2021.
Additionally, for more than a year, Dollar Tree has tested a multi-price initiative referred to as Dollar Tree Plus! In mid-2019, the Company began testing multi-price assortments in more than 100 stores in southwestern markets. Major modifications, based on learnings, have included: transitioning the offering from consumable products to primarily discretionary items; reengineering the display elements and signage to drive awareness and excitement in stores; focusing on the $1, $3 and $5 price points; and increasing the offerings above the $1 price point. The Company will be expanding this initiative into a total of approximately 500 stores beginning in the spring of 2021.
Since acquiring Family Dollar, the Company has produced strong cash flow from operations, paid down debt aggressively, repurchased $400 million in shares, mitigated the majority of impacts from tariffs proactively, consolidated its two store support centers and realigned leadership under one executive team. These actions enhance the Company’s ability and flexibility to better leverage the two powerful brands to drive improved productivity, efficiencies and returns.

“The team has accomplished a great deal to get us to this stage. With one consolidated store support center; a strong balance sheet; an aligned, energized and focused leadership team; and a full staff of talented retailers, we believe we have the ability to better serve customers across North America,” Witynski added. “We have a unique and transformational opportunity to leverage the power of our two brands, through flexible store formats designed to drive improved operational performance.”
Update on Company Outlook, Initiatives and Liquidity
Due to continued volatility and uncertainty related to the COVID-19 pandemic, as well as a lack of visibility into government stimulus initiatives, the Company is not providing updated guidance at this time.
The Company now expects the completion of approximately 480 new store openings and 750 Family Dollar H2 store renovations in fiscal 2020.
Capital expenditures for fiscal 2020 are expected to be approximately $1.0 billion.
The Company ended the quarter with $1.12 billion in cash on its balance sheet. The Company paid down the remaining $500 million on its revolving line of credit during the third quarter. Additionally, the Company plans to pay off a $300 million legacy Family Dollar note due in February 2021.
“It’s an exciting time at Dollar Tree. We are just over three weeks into our important fourth quarter and we are off to a very good start, with same-store sales at both banners currently tracking above reported third quarter levels. Our focus will continue to be on opening new stores, refining our store formats and upgrading our assortments to drive improved store productivity, increasing operating efficiencies, generating free cash flow and buying back shares,” Witynski concluded. “These efforts are designed to deliver continued value to our long-term shareholders.”
Conference Call Information
On Tuesday, November 24, 2020, the Company will host a conference call to discuss its earnings results at 9:00 a.m. Eastern Time. The telephone number for the call is 855-710-4184. A recorded version of the call will be available until midnight Monday, November 30, 2020, and may be accessed by dialing 888-203-1112. The access code is 2631833. A webcast of the call is accessible through Dollar Tree's website and will remain online through Monday, November 30, 2020.
Dollar Tree, a Fortune 200 Company, operated 15,606 stores across 48 states and five Canadian provinces as of October 31, 2020. Stores operate under the brands of Dollar Tree, Family Dollar, and Dollar Tree Canada. To learn more about the Company, visit www.DollarTree.com.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS: Our press release contains "forward-looking statements" as that term is used in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the fact that they address future events, developments or results and do not relate strictly to historical facts. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Forward-looking statements include, without limitation, statements preceded by, followed by or including words such as “believe”, “anticipate”, “expect”, “intend”, “plan”, “view”, “target” or “estimate”, “may”, “will”, “should”, “predict”, “possible”, “potential”, “continue”, “strategy”,” and similar expressions. For example, our forward-looking statements include statements regarding our expectations regarding new store openings and capital expenditures for fiscal 2020; our plans and expectations concerning various store format initiatives, including Family Dollar H2 renovations; the expansion of our Dollar Tree Plus! initiative; our plan to pay off certain legacy Family Dollar debt; and our other plans, objectives, expectations (financial and otherwise) and intentions. These statements are subject to risks and uncertainties. For a discussion of the risks, uncertainties and assumptions that could affect our future events, developments or results, you should carefully review the "Risk Factors," "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections in our Annual Report on Form 10-K filed March 20, 2020, our Form 10-Q for the most recently ended fiscal quarter and other filings we make from time to time with the Securities and Exchange Commission. We are not obligated to release publicly any revisions to any forward-looking statements contained in this press release to reflect events or circumstances occurring after the date of this report and you should not expect us to do so.

CONTACT:	Dollar Tree, Inc.
Randy Guiler, 757-321-5284
Vice President, Investor Relations
www.DollarTree.com
DLTR-E

DOLLAR TREE, INC.
Condensed Consolidated Income Statements
(In millions, except per share data)
(Unaudited)

	13 Weeks Ended		39 Weeks Ended
	October 31, 2020	November 2, 2019	October 31, 2020	November 2, 2019

Net sales	$6,177.0	$5,746.2	$18,741.4	$17,295.5

Cost of sales	4,252.6	4,041.7	13,105.9	12,215.3

Gross profit	1,924.4	1,704.5	5,635.5	5,080.2
	31.2%	29.7%	30.1%	29.4%

Selling, general and administrative expenses	1,458.9	1,346.1	4,429.2	4,067.4
	23.7%	23.5%	23.7%	23.5%

Operating income	465.5	358.4	1,206.3	1,012.8
	7.5%	6.2%	6.4%	5.9%

Interest expense, net	38.1	41.4	113.1	122.9
Other expense, net	0.1	0.1	0.8	0.7

Income before income taxes	427.3	316.9	1,092.4	889.2
	6.9%	5.5%	5.8%	5.1%

Provision for income taxes	97.3	61.1	253.3	185.2
Income tax rate	22.8%	19.3%	23.2%	20.8%

Net income	$330.0	$255.8	$839.1	$704.0
	5.3%	4.5%	4.5%	4.1%

Net earnings per share:
Basic	$1.39	$1.08	$3.54	$2.97
Weighted average number of shares	236.8	236.7	237.0	237.4

Diluted	$1.39	$1.08	$3.53	$2.95
Weighted average number of shares	237.9	237.5	237.8	238.3

DOLLAR TREE, INC.
Reconciliation of Non-GAAP Financial Measures
(In millions, except per share data)
(Unaudited)

From time-to-time, the Company's financial results include certain financial measures not derived in accordance with generally accepted accounting principles ("GAAP"). Non-GAAP financial measures should not be used as a substitute for GAAP financial measures, or considered in isolation, for the purposes of analyzing operating performance, financial position or cash flows. However, the Company believes providing additional information in the form of non-GAAP measures that exclude the unusual, non-recurring expenses outlined below is beneficial to the users of its financial statements in evaluating the Company's current operating results in relation to past periods. In addition, the Company's debt covenants exclude the impact of certain unusual, non-recurring expenses. The Company has included a reconciliation of this information to the most comparable GAAP measures in the following tables.

On February 3, 2019, the Company adopted Financial Accounting Standards Board Accounting Standards Update No. 2016-02, "Leases (Topic 842)" and subsequent amendments ("ASC 842") which requires lessees to recognize right-of-use assets on the balance sheet. The Company did not elect the hindsight practical expedient; therefore, the adoption also resulted in the recognition of an estimate of the embedded impairment of right-of-use assets as a reduction to Retained earnings. In March 2019, the Company announced a store optimization program which included the closing of up to 390 under-performing stores in 2019. Under ASC 842, the right-of-use assets must be amortized over the remaining operating terms which resulted in the acceleration of rent expense for the stores that the Company closed in 2019. The accelerated rent expense net of the rent foregone as a result of the embedded lease impairment was $6.7 million and this amount will be excluded in calculating the Company's compliance with its debt covenants, which requires reporting in accordance with GAAP as of the date of the Credit Agreement.

Reconciliation of Adjusted Net Income:
	39 Weeks Ended
	October 31, 2020	November 2, 2019
Net income (GAAP)	$839.1	$704.0
Accelerated rent expense	—	6.7
Provision for income taxes on adjustment	—	(1.5)
Adjusted Net income (Non-GAAP)	$839.1	$709.2

Reconciliation of Adjusted EPS:
	39 Weeks Ended
	October 31, 2020	November 2, 2019
Diluted earnings per share (GAAP)	$3.53	$2.95
Adjustment, net of tax	—	0.03
Adjusted EPS (Non-GAAP)	$3.53	$2.98

DOLLAR TREE, INC.
Segment Information
(In millions, except store count)
(Unaudited)

	13 Weeks Ended				39 Weeks Ended
	October 31, 2020		November 2, 2019		October 31, 2020		November 2, 2019
Net sales:
Dollar Tree	$3,303.2		$3,074.3		$9,557.6		$8,991.4
Family Dollar	2,873.5		2,671.9		9,183.5		8,304.1
Corporate, support and Other (a)	0.3		—		0.3		—
Total net sales	$6,177.0		$5,746.2		$18,741.4		$17,295.5

Gross profit:
Dollar Tree	$1,154.2	34.9%	$1,050.5	34.2%	$3,206.8	33.6%	$3,070.8	34.2%
Family Dollar	769.9	26.8%	654.0	24.5%	2,428.4	26.4%	2,009.4	24.2%
Corporate, support and Other (a)	0.3	100.0%	—	0.0%	0.3	100.0%	—	0.0%
Total gross profit	$1,924.4	31.2%	$1,704.5	29.7%	$5,635.5	30.1%	$5,080.2	29.4%

Operating income (loss):
Dollar Tree	$417.9	12.7%	$374.6	12.2%	$1,006.5	10.5%	$1,105.9	12.3%
Family Dollar	131.4	4.6%	55.2	2.1%	472.0	5.1%	163.9	2.0%
Corporate, support and Other (a)	(83.8)	(1.4%)	(71.4)	(1.2%)	(272.2)	(1.5%)	(257.0)	(1.5%)
Total operating income	$465.5	7.5%	$358.4	6.2%	$1,206.3	6.4%	$1,012.8	5.9%

(a) Corporate, support and Other revenue consists of rental income from our Summit Pointe property.

	13 Weeks Ended						39 Weeks Ended
	October 31, 2020			November 2, 2019			October 31, 2020			November 2, 2019
	Dollar Tree	Family Dollar	Total	Dollar Tree	Family Dollar	Total	Dollar Tree	Family Dollar	Total	Dollar Tree	Family Dollar	Total
Store Count:
Beginning	7,652	7,827	15,479	7,306	7,809	15,115	7,505	7,783	15,288	7,001	8,236	15,237
New stores	95	48	143	114	51	165	262	111	373	286	120	406
Re-bannered stores (b)	—	—	—	39	(15)	24	(3)	4	1	190	(199)	(9)
Closings	(6)	(10)	(16)	(12)	(30)	(42)	(23)	(33)	(56)	(30)	(342)	(372)
Ending	7,741	7,865	15,606	7,447	7,815	15,262	7,741	7,865	15,606	7,447	7,815	15,262
Selling Square Footage (in millions)	66.7	57.6	124.3	64.1	56.9	121.0	66.7	57.6	124.3	64.1	56.9	121.0
Growth Rate (Square Footage)	4.1%	1.2%	2.7%	7.6%	(5.0%)	1.3%	4.1%	1.2%	2.7%	7.6%	(5.0%)	1.3%

(b) Stores are included as re-banners when they close or open, respectively.

DOLLAR TREE, INC.
Condensed Consolidated Balance Sheets
(In millions)
(Unaudited)

	October 31,	February 1,	November 2,
	2020	2020	2019

Cash and cash equivalents	$1,118.3	$539.2	$433.7
Merchandise inventories	3,792.3	3,522.0	3,882.9
Other current assets	260.4	208.2	255.7
Total current assets	5,171.0	4,269.4	4,572.3

Property, plant and equipment, net	4,095.6	3,881.8	3,810.7
Restricted cash	46.9	46.8	46.6
Operating lease right-of-use assets	6,185.1	6,225.0	5,864.6
Goodwill	1,983.1	1,983.3	2,296.5
Trade name intangible asset	3,100.0	3,100.0	3,100.0
Deferred tax asset	23.3	24.4	—
Other assets	47.2	43.9	51.4

Total assets	$20,652.2	$19,574.6	$19,742.1

Current portion of long-term debt	$300.0	$250.0	$750.0
Current portion of operating lease liabilities	1,296.5	1,279.3	1,202.6
Accounts payable	1,587.2	1,336.5	1,473.1
Income taxes payable	—	62.7	—
Other current liabilities	858.6	618.0	754.0
Total current liabilities	4,042.3	3,546.5	4,179.7

Long-term debt, net, excluding current portion	3,225.3	3,522.2	3,520.2
Operating lease liabilities, long-term	4,962.1	4,979.5	4,636.0
Deferred income taxes, net	1,043.1	984.7	1,001.5
Income taxes payable, long-term	31.0	28.9	29.7
Other liabilities	387.3	258.0	253.7

Total liabilities	13,691.1	13,319.8	13,620.8

Shareholders' equity	6,961.1	6,254.8	6,121.3

Total liabilities and shareholders' equity	$20,652.2	$19,574.6	$19,742.1

The February 1, 2020 information was derived from the audited consolidated financial statements as of that date.

DOLLAR TREE, INC.
Condensed Consolidated Statements of Cash Flows
(In millions)
(Unaudited)

	39 Weeks Ended
	October 31,	November 2,
	2020	2019

Cash flows from operating activities:
Net income	$839.1	$704.0
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	503.7	466.3
Provision for deferred income taxes	59.4	50.3
Stock-based compensation expense	70.5	52.5
Amortization of debt discount and debt-issuance costs	3.1	4.9
Other non-cash adjustments to net income	7.4	24.2
Changes in operating assets and liabilities	250.5	(287.7)
Total adjustments	894.6	310.5
Net cash provided by operating activities	1,733.7	1,014.5

Cash flows from investing activities:
Capital expenditures	(707.0)	(782.3)
Proceeds from governmental grant	—	16.5
Payments for fixed asset disposition	(0.5)	(2.9)
Net cash used in investing activities	(707.5)	(768.7)

Cash flows from financing activities:
Principal payments for long-term debt	(250.0)	—
Proceeds from revolving credit facility	750.0	—
Repayments of revolving credit facility	(750.0)	—
Proceeds from stock issued pursuant to stock-based compensation plans	14.3	12.3
Cash paid for taxes on exercises/vesting of stock-based compensation	(16.8)	(24.3)
Payments for repurchase of stock	(194.2)	(200.0)
Net cash used in financing activities	(446.7)	(212.0)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(0.3)	(0.2)
Net increase in cash, cash equivalents and restricted cash	579.2	33.6
Cash, cash equivalents and restricted cash at beginning of period	586.0	446.7
Cash, cash equivalents and restricted cash at end of period	$1,165.2	$480.3